Exhibit 99.1

2400 Xenium Lane North, Plymouth, MN 55441 • (763) 551-5000 • www.christopherandbanks.com

FOR:	Christopher & Banks Corporation

COMPANY CONTACT:	Michael Lyftogt
Chief Accounting Officer,
Interim Chief Financial Officer
(763) 551-5000

INVESTOR RELATIONS CONTACT:	Investor Relations:
Jean Fontana/Melissa Mackay
ICR, Inc.
(203) 682-8200

CHRISTOPHER & BANKS CORPORATION ANNOUNCES LONG-TERM
EMPLOYEE INDUCEMENT AWARD TO LARRY BARENBAUM

Minneapolis, MN, January 31, 2011 — Christopher & Banks Corporation (NYSE: CBK) announced today that, in conjunction with its recent hiring of Larry Barenbaum as President and Chief Executive Officer, the Board of Directors, acting on the recommendation of the Compensation Committee, approved a non-qualified stock option for Mr. Barenbaum to purchase 1,350,000 shares at an exercise price of $5.73, which was the closing price on the NYSE on Friday, January 28, 2011.  The options vest as to 450,000 shares on each of the first three anniversaries of the date of grant and vesting is accelerated in the event of a change-in-control.

These options have been granted outside of the terms of the Company’s 2005 Stock Incentive Plan in reliance on the employment inducement award exemption under NYSE Listed Company Manual Rule 303A.08.  In granting the stock option award, the Company believes this one-time grant of options to acquire 1,350,000 shares of the Company’s common stock was appropriate and, in light of Mr. Barenbaum’s overall compensation, would achieve the goals of resetting executive compensation at a level more appropriate to the size and recent performance of the Company and to create a strong incentive for Mr. Barenbaum to drive superior performance for the benefit of the Company and its stockholders.  The award was also made with the understanding that it is in lieu of any future grants of long-term equity incentive awards to Mr. Barenbaum over the next three years.

About Christopher & Banks

Christopher & Banks Corporation is a Minneapolis-based specialty retailer of women’s clothing.  As of January 31, 2011, the Company operates 784 stores in 46 states consisting of 524 Christopher & Banks stores, 256 stores in their plus size clothing division CJ Banks, two dual-concept stores and two outlet stores.  The Company also operates the www.ChristopherandBanks.com and www.CJBanks.com e-Commerce websites.

Keywords:  Petites, Women’s Clothing, Plus Size Clothing, Christopher & Banks, CJ Banks.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “believe” and similar expressions and include the statements (i) that the Company believes this one-time grant of options to acquire 1,350,000 shares of the Company’s common stock was appropriate and, in light of Mr. Barenbaum’s overall compensation, would achieve the goals of resetting executive compensation at a level more appropriate to the size and recent performance of the Company and to create a strong incentive for Mr. Barenbaum to drive superior performance for the benefit of the Company and its stockholders; and (ii) that the award was also made with the understanding that it is in lieu of any future grants of long-term equity incentive awards to Mr. Barenbaum over the next three years.

Readers are cautioned not to place undue reliance on these forward-looking statements which are based on current expectations and speak only as of the date of this release.  The Company does not assume any obligation to update or revise any forward-looking statement at any time for any reason.

###